Exhibit 10.5

GENPREX, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved September         , 2017

Genprex, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2017 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Registration Statement”).

1.	CASH COMPENSATION

a. Annual Cash Retainer. Each Outside Director will be paid an annual cash retainer of $30,000. There are no per-meeting attendance fees for attending Board meetings.

b. Chairman / Committee Membership Annual Cash Retainer. Each Outside Director who serves as chairman of the Board, lead director or chairman or member of a committee of the Board will be paid additional annual fees as follows:

•	Non-Executive Chairman of the Board or Lead Director: $15,000 (in cash and/or equity)

•	Chairman of Audit Committee: $20,000

•	Member of Audit Committee (other than the Chairman of the Audit Committee): $8,000

•	Chairman of Nominating and Corporate Governance Committee: $7,500

•	Member of Nominating and Corporate Governance Committee (other than the Chairman of the Nominating and Corporate Governance Committee): $4,000

•	Chairman of Compensation Committee: $12,000

•	Member of Compensation Committee (other than the Chairman of the Compensation Committee): $5,000

Each annual cash retainer and additional annual fee will be paid quarterly in arrears on a prorated basis.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

2.	EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a. Initial Award. Each individual who first becomes an Outside Director following the effective date of the Registration Statement (the “Registration Date”) and following the first annual meeting of the Company’s stockholders (an “Annual Meeting”) following the Registration Date will automatically be granted an Award (the “Initial Award”), which grant will be effective on the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will have a Value (as defined below) of $175,000 multiplied by a fraction (1) the numerator of which is (x) 12 minus (y) the number of full months between the date of the last Annual Meeting and the date the Outside Director becomes a member of the Board and (2) the denominator of which is 12 (with the result rounded down to the nearest whole Share). For example, if nine months have lapsed between the last Annual Meeting and the Outside Director’s start date, his or her Initial Award will have a Value of $43,750. The Initial Award will be comprised solely of Restricted Stock Units.

b. Notwithstanding the foregoing, a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

c. Annual Award. Each Outside Director will be automatically granted an Award (an “Annual Award”) with a Value of $175,000 (rounded down to the nearest whole Share), which grant will be effective on the date of each Annual Meeting, beginning with the first Annual Meeting following the Registration Date; provided that any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual Award with respect to such Annual Meeting. The Annual Award will be comprised solely of Restricted Stock Units.

Notwithstanding the foregoing, for each Outside Director who holds Company equity awards granted prior to the Registration Date (the “Pre-IPO Awards”) that remain unvested on the Annual Meeting date, the Value of the Annual Award granted to such Outside Director with respect to such Annual Meeting will be calculated by subtracting the Pre-IPO Award Value (as defined below) from $175,000. If the Pre-IPO Award Value is equal to or greater than $175,000, the Outside Director will not receive an Annual Award with respect to such Annual Meeting.

The “Pre-IPO Award Value” will mean the intrinsic value of shares subject to a Pre-IPO Award that are scheduled to vest during the 12-month period following the date of the Annual Meeting at which the Annual Award is to be granted (the “Vesting Shares”), with such intrinsic value equal to the difference between the value of the Vesting Shares less the applicable exercise price of the Vesting Shares, if any. The value of the Vesting Shares will equal the average Fair Market Value of one Share for the twenty (20) consecutive market trading days ending on the fifth (5th) market trading day prior to the Annual Meeting date.

For purposes of example only, if the Pre-IPO Award Value held by an Outside Director is $75,000, the Value of the Annual Award with respect to such Annual Meeting will equal $100,000 ($175,000 minus $75,000).

d. Vesting. Subject to Sections 2.g and 5 below and Section 14 of the Plan, each Initial Award and Annual Award will vest as to 100% of the Shares subject thereto upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.

e. Value. For purposes of this Policy, “Value” will equal the product of (i) the average Fair Market Value of one Share for the twenty (20) consecutive market trading days ending on the fifth (5th) market trading day prior to the grant date of the Award and (ii) the aggregate number of Shares subject to the Award, as applicable.

f. No Discretion. No person will have any discretion to select which Outside Directors will be granted an Initial Award or Annual Awards under this Policy or to determine the number of Shares to be covered by such Initial Award or Annual Awards, as applicable (except as provided in Sections 5 and 8 below).

g. Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Initial Award or Annual Awards provided that the Outside Director continues to serve as a Director through such date.

3.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.	LIMITATIONS

No Outside Director may be issued, in any Fiscal Year, cash payments (including the fees under Section 1 above) with a value greater than $175,000, provided that such limit shall be $250,000 with respect to any Outside Director who serves in the capacity of Non-Executive Chairman of the Board, Lead Director and/or Audit Committee Chair at any time during the Fiscal Year. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date Value greater than $600,000, increased to $900,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 6.

7.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	REVISIONS

The Board or any Committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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